EXHIBIT 99.1

PRESS RELEASE

For further information contact:                              FOR IMMEDIATE RELEASE
Joseph M. Murphy
President and CEO
(207) 288-3314

 Bar Harbor Bankshares Announces Quarterly Cash Dividend

Bar Harbor, Maine (October 17, 2006) – Bar Harbor Bankshares (AMEX:BHB), today announced that its Board of Directors has declared a cash dividend of 23 cents per share of common stock for the quarter ended September 30, 2006, representing an increase of two cents per share or 9.5% compared with the dividend paid for the same quarter in 2005. The quarterly cash dividend will be payable to all shareholders of record as of the close of business November 17, 2006, and will be paid on December 15, 2006.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving Down East and Mid Coast Maine.

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